UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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BANCORP RHODE ISLAND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter was sent to the shareholders of Bancorp Rhode Island, Inc. on April 3, 2008.

IMPORTANT NOTICE FROM YOUR BOARD OF DIRECTORS

April 3, 2008

Dear Fellow Shareholder:

Bancorp Rhode Island’s Annual Meeting of Shareholders is scheduled for May 21, 2008 — less than seven weeks away.  We strongly recommend you vote FOR ALL of your Board’s nominees — Anthony F. Andrade, Malcolm G. Chace, Ernest J. Chornyei, Jr., Edward J. Mack II and Merrill W. Sherman — by signing, dating and returning the enclosed WHITE proxy card.  Your Board’s nominees, which include your Chairman, Malcolm G. Chace, and your President and Chief Executive Officer, Merrill W. Sherman, have extensive executive, financial and Board experience.  In addition, all of your Board’s nominees have an in-depth understanding of and significant involvement in the Rhode Island marketplace.

As you may be aware, PL Capital Group (“PL Capital”) has initiated a proxy contest to nominate its two principals, Richard J. Lashley and John W. Palmer, as well as Daniel J. Mullane to your Board of Directors.  This is the second proxy contest initiated by PL Capital in as many years.  PL Capital is an Illinois-based hedge fund with a reputation for acquiring the stock of community banks and aggressively pushing for a sale of the bank for short-term gains. Last year, you soundly rejected PL Capital’s attempt to win seats on your Board.  We strongly urge all BancorpRI shareholders to do the same this year.  Please DISCARD any green proxy card you might receive from PL Capital.

ANOTHER SUCCESSFUL YEAR FOR BANCORPRI,

DESPITE A CHALLENGING BANKING ENVIRONMENT

In 2007, BancorpRI achieved 17% growth in both net income and diluted earnings per share, notwithstanding the significant challenges in the banking sector.  BancorpRI’s 2007 performance is the result of management’s execution of the strategic plan adopted by your Board and reinforces the belief of your Board and management in the strength and quality of the BancorpRI franchise.  With the ongoing execution of our strategic plan, we are confident in the future prospects of BancorpRI.

Dedicated to Patient and Prudent Investing

Over the past year, we continued to grow our higher yielding, high quality commercial assets in an extremely competitive market dominated by two large national banks.  Execution of our strategic plan has produced:

•                  Commercial loan and lease portfolio growth of 10% in 2007;

•                  10 years of double-digit commercial portfolio growth since our inception in 1996; and

•                  A 112% increase in our commercial and consumer loan portfolios, overall, in the last five years.

This continued growth trajectory is the direct result of the focus and diligence of BancorpRI’s dedicated and talented management and lending teams.  They have prudently and proactively managed BancorpRI’s credit culture and avoided exposure to three financial products that have caused serious credit issues throughout the banking industry.  As a result, we have:

•                  NO subprime loans;

•                  NO credit card portfolio; and

•                  NO indirect auto loans.

Instead, with our disciplined approach and detailed knowledge of the Rhode Island community, our customers and their needs, we have continued to successfully grow our loan portfolios without sacrificing credit quality.

Commitment to Creating Shareholder Value

Your Board remains committed to creating greater shareholder value. In 2007, based on the company’s continued strong financial performance and future prospects, BancorpRI:

•                  Increased its stock repurchase plan by 100,000 shares;

•                  Repurchased a total of 305,000 shares, or 6% of its common stock; and

•                  Increased its quarterly dividend from $0.15 to $0.16 per share.

Your Board, consistent with its fiduciary obligations, has always taken and will continue to take responsible and appropriate steps in evaluating all opportunities to enhance shareholder value, including potential mergers and acquisitions.  In recent months, Keefe, Bruyette & Woods, Inc., a well-regarded investment bank headquartered in New York that specializes in the financial services sector, has been advising your Board in the evaluation of current operations as well as providing strategic insight on the banking industry marketplace and all potential value-creating opportunities.

PL CAPITAL’S SELF-SERVING AGENDA IS NOT IN SHAREHOLDERS’ BEST INTERESTS

THEIR CANDIDATES OFFER NO SUBSTANTIVE PLAN BESIDES
THE PROPOSED SALE OF BANCORPRI

The BancorpRI Board values the views of all our shareholders and, consistent with this approach, the Board’s Governance and Nominating Committee, which is comprised solely of independent directors, met with PL Capital prior to last year’s proxy campaign.  In these discussions, it was apparent that the PL Capital nominees:

•                  Lacked a strategic plan to increase shareholder value;

•                  Held a strong bias favoring sale of the company; and

•                  Possessed minimal knowledge of the Rhode Island community and markets we serve.

Due to these factors, the Board determined it was not in the best interests of shareholders to offer PL Capital’s nominees seats on the Board.  In this year’s proxy campaign, PL Capital has again failed to offer a strategic plan for the company other than its sale, despite multiple opportunities to do so.

Your Board believes that Messrs. Palmer and Lashley, along with their third nominee, if elected, would simply be advocating for PL Capital’s self-serving interests.  PL Capital’s candidates would not add any new expertise to your Board and lack the objectivity to adequately represent the interests of ALL shareholders.  In direct contrast, we believe your Board’s nominees, who are actively engaged in determining the strategic direction of your company and building long-term shareholder value, possess the necessary qualifications, experience and unbiased approach to serve ALL BancorpRI’s shareholders.  BancorpRI’s nominees, who collectively own approximately 17.5% of the company’s common stock, are:

•                  Anthony F. Andrade:  Mr. Andrade is President of A&H Composition and Printing, Inc. in Cranston, Rhode Island as well as printing companies in Massachusetts and New Jersey.  He previously served as President of Universal Press Graphics, Inc.  Mr. Andrade emigrated from the Azores to the U.S. at the age of 16 and is active in the Portugese-American community.  Mr.

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Andrade has been a member of the Board of BancorpRI and Bank Rhode Island since their formation.

•                  Malcolm G. Chace: Mr. Chace, one of the founders of BancorpRI, has been the Chairman of the Board of BancorpRI and Bank Rhode Island since their formation.  Mr. Chace is a private investor and leading philanthropist in the Rhode Island community and serves as a trustee of Bryant University.  He was a Director of Berkshire Hathaway from 1992 to 2007 and is a former trustee of Rhode Island Hospital and Trinity Repertory Company.  Mr. Chace graduated with a B.S. from Yale University.

•                  Ernest J. Chornyei, Jr.: Mr. Chornyei has served as a business consultant since 2000, and is the principal consultant at EJC Consulting as well as the owner of Navajo Development, Inc.  Mr. Chornyei is a member of the National Association of Corporate Directors and the Turnaround Management Association.  Previously, Mr. Chornyei served as Chairman of the Board of Bradford Dyeing Association, Inc., a privately held textile finishing company in Westerly, Rhode Island.  In addition, Mr. Chornyei was an incorporator of the Westerly Public Library, a founder of the Westerly Hospital, and a board member of Watch Hill Conservancy. He has been a member of the Board of BancorpRI and Bank Rhode Island since their formation. He earned a B.S. from North Carolina State University.

•                  Edward J. Mack II: Mr. Mack has been President and owner of Tri-Mack Plastics Manufacturing Company, an engineer, designer and manufacturer of custom high performance plastic parts, since 1990. Mr. Mack serves on the advisory board of the University of Rhode Island Mechanical Engineering Department and is a member of the American Society of Mechanical Engineers and the Society of Plastics Engineers. He has served on BancorpRI’s Board since 2002.  Mr. Mack earned a B.S. and M.B.A. from the University of Rhode Island.

•                  Merrill W. Sherman: Ms. Sherman, one of the founders of BancorpRI, has been the President, Chief Executive Officer and a Director of BancorpRI and Bank Rhode Island since their formation.  Ms. Sherman is actively involved in the Rhode Island community and plays a leadership role as a board member of such organizations as the Rhode Island School of Design, Providence Foundation, Crossroads Rhode Island, and Rhode Island Public Expenditure Council.  In recognition of her accomplishments, Ms. Sherman was named the 2008 New England Businesswoman of the Year by Bryant University.  She also serves as a Director of Providence Journal Company, a subsidiary of A.H. Belo Corporation.  Prior to founding Bank Rhode Island, Ms. Sherman served as President and CEO of two other New England banks, and practiced law for 17 years at a major Providence firm. She holds an A.B. from Mount Holyoke College and a J.D. from the University of Denver, College of Law.

As a community bank, the extensive experience, strategic insight and leadership positions of your Board and management team in the Rhode Island community are critical to the continued success of BancorpRI.  We strongly believe that the three PL Capital nominees, if elected, intend to promote only their self-serving, short-term agenda.  The Board, as evidenced by BancorpRI’s recent performance and long-term track record of creating shareholder value, believes its nominees to the Board, its management team and our current strategic direction are in the best interests of shareholders.

SUPPORT YOUR BOARD’S NOMINEES BY VOTING THE WHITE PROXY CARD TODAY.

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Your Board would like to remind you that your vote is extremely important—no matter how many shares you own.  Whether or not you plan to attend the annual meeting, please sign, date and return the WHITE proxy card TODAY and discard all green proxy cards that you may receive from PL Capital.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED ADDITIONAL ASSISTANCE, PLEASE CONTACT LAUREL HILL, THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, TOLL FREE AT (888) 742-1305 (BANKS AND BROKERS PLEASE CALL COLLECT AT (917) 338-3181).

We again thank you for your continued confidence and support.

Sincerely,

 The Board of Directors of Bancorp Rhode Island, Inc.

IMPORTANT INFORMATION

Bancorp Rhode Island, Inc. (“BancorpRI”) filed a definitive proxy statement in connection with its 2008 annual meeting of shareholders with the Securities and Exchange Commission on April 3, 2008. BANCORPRI SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of BancorpRI’s definitive proxy statement and any other documents filed by BancorpRI with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of BancorpRI’s definitive proxy statement are also available for free at BancorpRI’s Internet website at www.bankri.com or by writing to Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903, Attention: Investor Relations. In addition, copies of BancorpRI’s proxy materials may be requested by contacting our proxy solicitor, Laurel Hill Advisory Group, LLC 888-742-1305 toll free.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of BancorpRI’s shareholders is available in BancorpRI’s definitive proxy statement filed with the Securities and Exchange Commission on April 3, 2008.